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                                                                      Exhibit 11
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

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                                 AMERIKING, INC,
                               CALCULATION OF EPS

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                                              Dec. 26, 2000 to  Dec. 28, 1999 to
                                              ----------------  ----------------
                                               Sept. 24, 2001    Sept 25, 2000
                                              ----------------  ----------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM         (36,704,000)      (4,992,000)
Earnings available to stockholders
Dividends
    Preferred Stock                                (490,000)        (462,000)
    Senior Preferred Stock                       (5,060,000)      (4,438,000)
Amortization of issuance costs                      (89,000)         (89,000)
                                                -----------      -----------
Income (loss) before extraordinary item
  available to common stockholders              (42,343,000)      (9,981,000)
Extraordinary item - loss from early
  extinguishment of debt (net of taxes)          (2,914,000)            --
                                                -----------      -----------
Income (loss) available to common stockholders  (45,257,000)      (9,981,000)


Weighted average number of common shares            902,992          902,992
Dilutive effect of options and warrants                --               --
                                                -----------      -----------
Weighted average number of common shares
  outstanding - basic                               902,992          902,992


Net income (loss) per common share before
  extraordinary item - basic                         (46.89)          (11.05)
Extraordinary item - basic                            (3.23)            --
                                                -----------      -----------
Net income (loss) per common share - basic           (50.12)          (11.05)

Net income (loss) per common share before
  extraordinary item - diluted                       (46.89)          (11.05)
Extraordinary item - diluted                          (3.23)            --
                                                -----------      -----------
Net income (loss) per common share - diluted         (50.12)          (11.05)


Weighted average number of common shares basic:
    Original shares                                 863,290          863,290
    Option shares                                     9,702            9,702
    Warrant shares                                      --               --
    Common stock units                               30,000           30,000
                                                -----------      -----------
    Total                                           902,992          902,992

Weighted average number of common shares -
  diluted
    Original shares                                 863,290          863,290
    Option shares                                     9,702            9,702
    Warrant shares                                     --               --
    Common stock units                               30,000           30,000
                                                -----------      -----------
    Total                                           902,992          902,992

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